Exhibit 99.05
Southern Company
Consolidated Earnings
(In Millions of Dollars)

	Three Months Ended September			Year-to-Date September
	2012	2011	Change	2012	2011	Change
Income Account-
Retail Revenues-
Fuel	$1,445	$1,748	$(303)	$3,709	$4,542	$(833)
Non-Fuel	2,934	2,945	(11)	7,359	7,389	(30)
Wholesale Revenues	497	557	(60)	1,261	1,513	(252)
Other Electric Revenues	157	161	(4)	459	464	(5)
Non-regulated Operating Revenues	16	17	(1)	46	53	(7)
Total Revenues	5,049	5,428	(379)	12,834	13,961	(1,127)
Fuel and Purchased Power	1,717	2,123	(406)	4,362	5,517	(1,155)
Non-fuel O & M	906	983	(77)	2,817	2,837	(20)
MC Asset Recovery Insurance Settlement	0	0	0	(19)	0	(19)
Depreciation and Amortization	449	431	18	1,335	1,279	56
Taxes Other Than Income Taxes	237	239	(2)	690	686	4
Total Operating Expenses	3,309	3,776	(467)	9,185	10,319	(1,134)
Operating Income	1,740	1,652	88	3,649	3,642	7
Allowance for Equity Funds Used During Construction	39	42	(3)	102	113	(11)
Interest Expense, Net of Amounts Capitalized	218	217	1	649	638	11
Other Income (Expense), net	1	(1)	2	12	(3)	15
Income Taxes	569	543	26	1,098	1,123	(25)
Net Income	993	933	60	2,016	1,991	25
Dividends on Preferred and Preference Stock of Subsidiaries	17	17	0	49	49	0
NET INCOME AFTER DIVIDENDS ON PREFERRED
AND PREFERENCE STOCK (See Notes)	$976	$916	$60	$1,967	$1,942	$25

Notes
-	Certain prior year data has been reclassified to conform with current year presentation.
-
 All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results.  In addition, certain classifications and rounding may be different from final results published in the Form
10-Q.